Exhibit 8.2
LIST OF SUBSIDIARIES OF NIPPON MINING HOLDINGS, INC.
     The following table represents Nippon Mining’s significant subsidiaries and affiliates as of March 31, 2010.

		Percentage of
	Country of	Voting Rights*
Name	Incorporation	(%)		Main Business
Japan Energy Corporation	Japan	100.0		Production and sale of petroleum products
Nippon Mining & Metals Co., Ltd.	Japan	100.0		Production and sale of nonferrous metal products and electronic materials
Kashima Oil Co., Ltd.	Japan	70.7		Production and sale of petroleum products
Kashima Aromatics Co., Ltd.	Japan	80.0		Production and sale of petroleum products
JOMO-NET Co., Ltd.	Japan	100.0		Sale of petroleum products
Abu Dhabi Oil Co., Ltd.	Japan	31.5		Petroleum production
United Petroleum Development Co., Ltd.	Japan	45.0		Petroleum production
Japan Energy Development Co., Ltd.	Japan	100.0		Exploration, production and sale of petroleum and natural gas
Japan Gas Energy Corporation	Japan	51.0		Import and wholesale of LPG
Pan Pacific Copper Co., Ltd.	Japan	66.0		Production and sale of nonferrous metal products
Nikko Smelting & Refining Co., Ltd.	Japan	100.0	(1)	Smelting and refining of copper
Hibi Kyodo Smelting Co., Ltd.	Japan	63.5	(2)	Smelting and refining of copper
Nippon Mining of Netherlands B.V.	Netherlands	100.0		Investment in Collahuasi Mine and Los Pelambres Mine
Nippon LP Resources B.V.	Netherlands	60.0		Investment in Los Pelambres Mine
Nikko Shoji Co., Ltd.	Japan	100.0		Sale of nonferrous metal and other products
Nikko Metals Philippines, Inc.	Philippines	100.0		Production and sale of copper foils
Nikko Fuji Electronics Co., Ltd.	Japan	100.0		Production and sale of surface-treated products such as gold plating
Toho Titanium Co., Ltd.	Japan	42.6		Production and sale of titanium metals and other products
Nichiyo Engineering Corporation	Japan	100.0		Planning, practice, supervision and maintenance activities related to machinery, electric works and civil engineering and construction
Tatsuta Electric Wire and Cable Co., Ltd.	Japan	35.9	(3)	Production and sale of electric wires and cables
Maruwn Corporation	Japan	38.8	(4)	Land transportation
Minera Los Pelambres	Chile	25.0	(5)	Copper mining
LS-Nikko Copper Inc.	Korea	49.9	(6)	Production and sale of nonferrous metal products
NTT DATA CCS Corporation	Japan	40.0		Development of software, information processing and sales of systems

*	Equity ownership is the same as percentage of voting rights unless otherwise indicated.

(1)	Nippon Mining’s ultimate ownership interest is 66.0%.

(2)	Nippon Mining’s ultimate ownership interest is 41.9%.

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(3)	Nippon Mining’s ultimate ownership interest is 32.6%.

(4)	Nippon Mining’s ultimate ownership interest is 38.7%.

(5)	Refer to diagram on page 63 for information in relation to Nippon Mining’s interest in Minera Los Pelambres.

(6)	Nippon Mining’s ultimate ownership interest is 39.9%.

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